EXHIBIT 5.1 LEGAL OPINION OF THE LAW OFFICES OF HAROLD H. MARTIN, P.A.

Law Offices of Harold H. Martin, P.A.

19720 Jetton Road, 3rd Floor, Cornelius, North Carolina 28031

TELEPHONE (704) 605-7968

December 6, 2017

Board of Directors

Viva Entertainment Group Inc.

143-41 84th Drive

Briarwood, NY 11435

Re: Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

You have requested our opinion with respect to certain matters in connection with Viva Entertainment Group Inc’s (the “Company”) filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of 500,000,000 shares of the Company's common stock, $.00001 par value (the “Shares”), pursuant to the 2017 Non-Qualified Stock Compensation Plan (the “Stock Plan”).

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Plan and the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.

Very truly yours,

/s/ Harold H. Martin

Harold H. Martin

For

Law Offices of Harold H. Martin, P.A.